Exhibit 99.1

NEWS RELEASE
COMPUWARE CORPORATION
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                                                                COMPUWARE [LOGO]

Corporate Headquarters
One Campus Martius o Detroit, MICHIGAN 48226
(313) 227-7300

For Immediate Release
August 15, 2007

                    Compuware to Moderate Stock Buyback Plans

DETROIT--August 15, 2007--Compuware Corporation (NASDAQ: CPWR) today announced that, due to current unfavorable conditions in the credit market, the company will not take on debt to fund additional stock buyback activity. Compuware will continue to repurchase shares as market conditions allow under its remaining discretionary authorization, but will discontinue its 10b5-1 stock repurchase plan this week.

"Since fiscal 2004, Compuware has benefited its shareholders by repurchasing more than 115 million shares of the company's stock with nearly $1 billion in cash," said Compuware Chairman and Chief Executive Officer Peter Karmanos, Jr. "As the company evaluated additional buyback plans over the last several days, conditions in the credit market worsened substantially. Given these conditions, the company no longer believes it is prudent to borrow money to fund further buyback activity at this time. Compuware remains committed to buying back its stock under the right conditions and intends to continue to make repurchases under its remaining discretionary authorization."

Compuware Corporation

Compuware Corporation (NASDAQ: CPWR) maximizes the value IT brings to the business by helping CIOs more effectively manage the business of IT. Compuware solutions accelerate the development, improve the quality and enhance the performance of critical business systems while enabling CIOs to align and govern the entire IT portfolio, increasing efficiency, cost control and employee productivity throughout the IT organization. Founded in 1973, Compuware serves the world's leading IT organizations, including more than 90 percent of the Fortune 100 companies. Learn more about Compuware at http://www.compuware.com.

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For Sales or Marketing Information

Compuware Corporation, One Campus Martius, Detroit, MI, 48226, 800-521-9353, http://www.compuware.com

Press Contact

Lisa Elkin, Vice President, Compuware Communications and Investor Relations, 313-227-7345

Certain statements in this release that are not historical facts, including those regarding the Company's future plans, objectives and expected performance, are "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this release. While we believe any forward-looking statements we have made are reasonable, actual results could differ materially since the statements are based on our current expectations and are subject to risks and uncertainties. These risks and uncertainties are discussed in the Company's reports filed with the Securities and Exchange

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Compuware to Moderate Stock Buyback Plans
August 15, 2007

Commission. Readers are cautioned to consider these factors when relying on such forward-looking information. The Company does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.